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                          March 23, 2023

       Paul Sharobeem
       Associate General Counsel
       CENTURY ALUMINUM CO
       One South Wacker Drive, Suite 1000
       Chicago, Illinois 60606

                                                        Re: CENTURY ALUMINUM CO
                                                            Registration
Statement on Form S-3
                                                            Filed March 17,
2023
                                                            File No. 333-270681

       Dear Paul Sharobeem:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Eranga
Dias at 202-551-8107 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing